Exhibit 5


                                                      May 28, 1999



         Computer Associates International, Inc.
         One Computer Associates Plaza
         Islandia, New York  11788-7000


         Gentlemen:

                  I have acted as your counsel in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") to be filed under the Securities Act of 1933, as amended, in connection with the issuance of up to 19,590 shares of your Common Stock, together with associated rights, issuable pursuant to the Computer Management Sciences, Inc. 1995 Stock Incentive Plan and the Miaco Corporation Stock Option Plan (1991) (collectively, the "Plans"). As such counsel, I have examined your Restated Certificate of Incorporation, your By-Laws as amended to date, the above plans and such other corporate documents, minutes and records as I have deemed appropriate.

                  Based upon the foregoing, it is my opinion that the 19,590 shares issuable in the aggregate pursuant to the Plans will be, upon issuance thereof in accordance with the Plans, respectively, duly authorized, validly issued, and fully paid and nonassessable.

                  I hereby consent to the reference to me in the Registration Statement under the caption "Legal Opinion" and to the filing of this opinion as an exhibit to the Registration Statement.

                                                Very truly yours,


                                                /s/ Steven M. Woghin
                                                --------------------
                                                Steven M. Woghin
                                                Senior Vice President and
                                                 General Counsel